UPDATE ON TEREX'S RESTATEMENT PROCESS
                              QUESTIONS AND ANSWERS
                               (October 27, 2005)



Q.   What is the current status of the SEC investigation?

A. The SEC is continuing its investigation of four transactions involving Terex and its subsidiaries, on the one hand, and United Rentals, Inc. on the other, in 2000 and 2001. The SEC is examining, among other things, whether Terex properly accounted for those transactions. It is also investigating the Company's previously disclosed intercompany imbalances, and has suggested that the Company review other historical accounting issues, including historical revenue recognition practices and changes in certain reserves. The Company is continuing to cooperate with the Commission and is conducting an extensive review in response to the SEC's inquiry.

Q.   What matters is the Company reviewing at this time?

A. Based on the questions raised by the SEC, the Company has designed work plans for the review of its historical financial statements that provide a significant level of testing of revenue recognition and analysis regarding certain reserve balances, including reserves for bad debt, excess and obsolete inventory, restructuring activities and certain acquisition related accounting adjustments. The Company is also reviewing the original accounting treatment of the four transactions involving Terex and its subsidiaries, on the one hand, and United Rentals, Inc. on the other, in 2000 and 2001. To expedite this review process, the Company is working with outside providers to assist in bringing this matter to a conclusion as soon as practicable.

Q. Did the previously announced Audit Committee investigation reach any conclusions about issues concerning intercompany transactions and the reconciliation of imbalances identified in certain of the Company's accounts?

 A. Yes. The investigation concluded that the Company had inadequate controls, procedures and processes for implementing timely reconciliation of intercompany account balances arising between the Company's many separate business units and its corporate financial accounts. The investigation found that, rather than remedy these problems, certain members of the Company's corporate financial staff had authorized and/or recorded accounting adjustments that were not consistent with GAAP in order to reconcile the imbalances. In addition, the investigation found that the Company's decentralized financial reporting structure and the existence of a complex pass through accounting system at the Company's North American Distribution Center contributed significantly to the imbalance issues. The investigation also found that accounting entries not consistent with GAAP had been recorded at certain of the Company's separate business units. The financial effects of the items that were uncovered or confirmed by the investigation are set forth in a separate question and answer item contained in this Q&A. As a result of its investigation, the Audit Committee instructed management to implement a number of remedial, disciplinary and restructuring actions. Those actions are among the remedial steps taken by the Company described in a separate question and


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     answer item contained in this Q&A. In addition, the Company's former Chief
     Financial Officer and, as previously announced by the Company on February 22, 2005, its Chief Accounting Officer have resigned and are no longer with the Company.

Q: Has the Audit Committee expanded its investigation in light of the issues raised by the SEC?

A. Yes. The Audit Committee has directed its independent counsel to pursue the additional issues that have been brought to the Company's attention by the SEC. The expanded investigation is already well underway.

Q. Since the Company has announced that it will require additional time to complete the filing of its Form 10-K for the fiscal year ended December 31, 2004 and the Form 10-K would have disclosed material weaknesses in the Company's assessment of the effectiveness of its internal control over financial reporting, at this time can the Company provide any insight as to the material weaknesses identified? For the material weaknesses that have been identified, what specific actions has the Company taken?

A. The response to this question describes the material weaknesses identified to date by management in the Company's internal control over financial reporting as of December 31, 2004 and management's remediation initiatives. A complete description and listing of the material weaknesses identified by management in the Company's internal control over financial reporting as of December 31, 2004 and management's remediation initiatives will be provided in the Company's Form 10-K for the fiscal year ended December 31, 2004.

     Management has conducted an assessment, including testing, of the effectiveness of the Company's internal control over financial reporting as of December 31, 2004. Management has identified the following material weaknesses as of December 31, 2004:

     o The Company did not maintain effective controls, including monitoring, over its financial reporting process due to an insufficient complement of personnel with a level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with the Company's financial reporting requirements.

     o Management has determined that the Company did not maintain effective controls over the proper accounting for and monitoring of the recording of its intercompany transactions.

     o The Company's policies and procedures with respect to its accounting for income taxes were ineffective. Specifically, the Company did not maintain sufficiently detailed financial information in support of its income tax balances, including reconciliations with applicable general ledger accounts.

      In response to the material weaknesses identified, the Company has taken a number of substantial actions including the following:


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     o    The Company has changed the reporting relationship for operating financial personnel, so that they now report directly to the corporate finance group, and ultimately the Company's Chief Financial Officer, rather than to operational managers.

     o The Company has taken disciplinary actions and/or made changes with respect to certain personnel as a result of the accounting errors.

     o The Company now requires periodic activity balancing, so that both parties recognize intercompany transactions at the same time.

     o The Company has added additional personnel, including hiring a new Vice President of Information Technology and a new human resources director dedicated to the Company's financial organization, appointing an Acting Chief Accounting Officer and Controller, hiring a new Vice President of Internal Audit, and hiring an intercompany controller.

     o The Company has engaged an outside service provider to review the Company's existing set of internal controls and recommend process improvements specifically related to the treatment of intercompany activity.

     o The Company established procedures to more effectively and accurately accumulate detailed support for approximately eighty foreign tax basis balance sheets, and related processes.

     o The Company conducted income tax training sessions with financial personnel.

     o The Company revised its tax provision process (including a redesign of U.S. state tax provision processes) to improve visibility, accuracy and support.

     o The Company's Chairman and Chief Executive Officer, Chief Financial Officer, General Counsel, Vice President of Human Resources and several others are conducting full day mandatory meetings for approximately 350 of the Company's executives on a worldwide basis concerning best business practices, the Company's Code of Ethics and Conduct, compliance, full disclosure and leadership.

     The Company intends to take further actions to remediate the three material weaknesses identified and improve controls overall, including:

     o Providing enhanced and ongoing training for financial and tax personnel.

     o Adding additional personnel in key areas throughout the Company, including naming a new Chief Accounting Officer and Controller for the Company.

     o Increasing internal audit capabilities and other oversight to verify compliance with the Company's policies and procedures.

     o    Implementing transaction level intercompany matching.

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     o    Simplifying the Company's legal and reporting entity structure to facilitate the processing of intercompany transactions and simplify the tax reporting processes.

     o Implementing a common information technology platform/business management system worldwide to facilitate the accounting for and reconciliation of intercompany transactions.

Q: Can the Company provide an update of its review and examination of intercompany transactions and related errors and the reconciliation of imbalances identified in certain of the Company's accounts?

A. The issues identified to date giving rise to the need to restate the Company's previously issued financial statements, and the pre-tax adjustments resulting therefrom, are summarized below:

     North American Cranes (Cranes Segment): Certain items, mainly related to disputed charges, inventory shortages, warranty and third party payables activity, were erroneously recorded to intercompany accounts that were not timely reconciled, leading to costs totaling $7.4 million in the year ended December 31, 2003, $6.9 million during the year ended December 31, 2002, $4.2 million in the year ended December 31, 2001, and $0.1 million during the year ended December 31, 2000 not being recorded as expenses. During the period from 2001 through 2003, the Company initiated a series of facility consolidations in its crane facilities in North America, which the Company believes was a contributing factor to these errors.

     North American Distribution (Construction Segment): The Company failed to timely and accurately reconcile certain intercompany imbalances which resulted in costs totaling $1.4 million in the year ended December 31, 2003 and $11.6 million during the year ended December 31, 2002 not being recorded as expenses. Errors in the amount of $1.2 million in the year ended December 31, 2001 were also identified in the review process and resulted in additional costs for that year. The Company believes that the consolidation of its North American distribution for its construction products during 2002 was a contributing factor to these errors.

     Light Construction (Aerial Work Platforms Segment): The Company failed to timely and accurately reconcile certain intercompany imbalances, which resulted in errors in the recording of intercompany transactions and, as a result, costs totaling $2.1 million in the year ended December 31, 2003, $4.8 million during the year ended December 31, 2002, $1.3 million in the year ended December 31, 2001 and $0.2 million in the year ended December 31, 2000 were not recorded as expenses. The Company believes that the integration of several operations in its Light Construction business beginning in 2000 was a contributing factor to these errors.

     German Mining Business (Materials Processing & Mining Segment): As part of the review and subsequent correction of an imbalance in intercompany notes, errors in the accounting for costs associated with warranty and inventory charges were identified as having been improperly offset against intercompany accounts at the Company's German mining operations. This resulted in costs of $7.4 million in the year ended December 31, 2001, and costs of $4.6 million in the year ended December 31, 2000, not being recorded as expenses.

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     Compact and Heavy Equipment (Construction Segment): The Company failed to reconcile the accrual for goods received not invoiced to underlying detailed records for raw material and parts inventory in connection with assessing the appropriateness of the accrued liability. As a result, costs were not recorded as expenses totaling $3.8 million in the year ended December 31, 2003, $0.3 million during the year ended December 31, 2002, $0.1 million during the year ended December 31, 2001, and $0.0 million in the year ended December 31, 2000.

     Other Intercompany Imbalances and Other Items: The Company's various business units buy and sell products and services from each other in the normal course of operations. Errors were identified as a result of not reconciling intercompany activity in a timely manner between certain business units. Other errors, not specifically related to intercompany activity, were identified during the review and will be corrected in the restatement. These errors relate mainly to the reconciliation of certain accruals, foreign currency adjustments, and the disposition of a foreign sales distribution business. As a result of these aggregate errors, costs were not recorded totaling $1.9 million in the year ended December 31, 2003, $6.7 million in the year ended December 31, 2002, $3.4 million in the year ended December 31, 2001, and ($0.3) million in the year ended December 31, 2000. These errors occurred mainly in the Construction and Cranes segments.

     Schaeff Goodwill: On January 14, 2002, the Company completed the acquisition of the Schaeff Group of Companies, a German manufacturer of compact construction equipment and a full range of scrap material handlers. An error in the recording of the Company's investment led to an overstatement of goodwill and the cumulative translation adjustment account within other comprehensive income within stockholders' equity in the amount of $23.5 million, beginning in 2002.

     Cumulative Translation Adjustment: Management has also determined that the accounting treatment of certain of its goodwill related to foreign acquisitions did not meet the requirements of Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation." At the time these foreign acquisitions were completed, mainly in 1999 and 2002, the Company valued goodwill at the historic exchange rate, and failed to translate this goodwill in subsequent reporting periods at current exchange rates as required by SFAS No. 52. The cumulative impact of this correction has increased (decreased) the Company's goodwill and the translation adjustment account within stockholders' equity by approximately $32 million as of December 31, 2003, ($1) million as of December 31, 2002, ($23) million as of December 31, 2001, ($19) million as of December 31, 2000 and ($5) million as of December 31, 1999. In addition, the reconciliation of intercompany imbalances described in the previous paragraphs affected the translation adjustment within stockholders' equity.

     Foreign Defined Benefit Plans: During the Company's review of its foreign defined benefit plans during 2004, an error was identified in the application of SFAS No. 87, "Employers' Accounting for Pensions." The Company did not record the minimum pension liability adjustment for these plans to other comprehensive income (net of taxes) within stockholders' equity and other non-current liabilities. The net result of correcting this error is a reduction in other comprehensive income (net of taxes) as of December 31, 2003, 2002, 2001, 2000 and 1999 totaling $6.9 million, $10.7 million, $3.3 million, $0.0 million and $0.0 million, respectively. In

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     addition, non-current liabilities increased as of December 31, 2003, 2002 and 2001 by $9.8 million, $15.3 million and $4.7 million, respectively.

     U.S. Valuation Allowance for Deferred Tax Assets: As a result of the impact of the restatement items, previously discussed, on the pre-tax income of the Company's U.S. business, a reassessment was performed as to the likely realization of the Company's U.S. deferred tax assets at each reporting date. The reassessment of the realizability of the Company's increased U.S. deferred tax assets resulted in a valuation allowance being recorded at December 31, 2003 in the financial statements being restated. This increased the Company's deferred tax valuation allowance and corresponding tax expense in 2003 by $196.5 million. Based on the profitability of the Company in 2004 and significant, profitable backlog generated in early 2005, the valuation allowance was reversed in the quarter ended December 31, 2004.

     The Company's reassessment began with an analysis of the Company's cumulative three-year historical U.S. pre-tax earnings. As of December 31, 2003, the Company had a cumulative three-year historical U.S. pre-tax loss, which is considered significant objective evidence that a valuation allowance may be required, unless there existed objective evidence of a significant magnitude that would indicate that it is more likely than not that the U.S. deferred tax assets would be realized. It was determined that only the evidence that was available as of the time of the filing of the original financial statements could be used in this assessment. During the Company's evaluation of other evidence available as of the original issuance date of the December 31, 2003 financial statements, several items were considered, including the cyclical nature of the Company's industry, the impact of its restructuring activities, the goodwill impairment in the Company's Roadbuilding, Utility Products and Other segment, profitable U.S. acquisitions (mainly Genie Holdings, Inc. and its affiliates and Advance Mixer, Inc.) made during the three-year period but not available for the whole period, the timeframe of expiration of the Company's net operating loss carry-forwards, the favorable impact of the Company's debt reduction activities, and the indication of an industry recovery based on trends in non-residential construction spending and rental channel capital expenditure projections. The Company concluded that the weight of the objective negative evidence available at the time of the original financial statement filing (without the benefit of current hindsight) could not be overcome by these other factors, and therefore a valuation allowance was recorded at December 31, 2003 in the financial statements being restated.

     The Company is restating its deferred tax accounts at December 31, 2003 to increase long term deferred tax liabilities by $5.4 million, to increase goodwill by $7.0 million at December 31, 2003 and to decrease deferred income tax expense by $1.6 million for the year ended December 31, 2003. As of December 31, 2001, the Company is restating its deferred tax accounts to reduce deferred tax liabilities by approximately $12 million and to increase retained earnings by approximately $12 million. These adjustments primarily relate to income tax accounting for goodwill and accounting for tax contingencies.

     Summary: After examining the intercompany transactions and the imbalances in certain of the Company's accounts and after giving effect to the foregoing adjustments, as of the date of this Q&A, the Company has determined that the cumulative adjustments of the intercompany items, other errors and the tax valuation allowance to the Company's previously issued


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     financial statements was to increase (reduce) retained earnings as of
     December 31, 2003, 2002, 2001, 2000 and 1999 by approximately ($233.2)
     million (of which $196.5 million relates to the tax valuation allowance), ($29.0) million, ($6.6) million, $7.5 million and $13.4 million, respectively, which includes tax benefits (expense) of approximately ($187.6) million, $7.9 million, $3.5 million, ($1.0) million and $12.0 million, respectively. Total stockholders' equity as of December 31, 2003, 2002, 2001, 2000 and 1999 increased (decreased) by approximately ($171.7) million (of which $196.5 million relates to the tax valuation allowance), ($16.9) million, ($20.5) million, ($5.1) million and $7.1 million, respectively. The reduction in the Company's total stockholders' equity for 2003 was primarily due to a valuation allowance on the Company's U.S. deferred tax asset in the amount of ($196.5) million which was subsequently reversed in 2004 with a corresponding gain of $196.5 million. The Company's total stockholders' equity as of December 31, 2004 is estimated to be approximately $1.1 billion, as previously disclosed. We note that the Company's restatement process has not yet been completed and that following the additional review process undertaken by the Company the adjustments noted in this Q&A may change and/or additional adjustments may be identified.






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